Exhibit 99.1

Bristol-Myers Squibb Announces Cash Tender Offer For Any and All of Certain of Its Outstanding Debt Securities

(NEW YORK, June 14, 2017) - Bristol-Myers Squibb Company (NYSE: BMY) announced today that it has commenced a cash tender offer for any and all of its 5.875% Notes due 2036, 6.125% Notes due 2038 and 6.875% Debentures due 2097 (collectively, the “notes”).

The tender offer is being made pursuant to an Offer to Purchase dated today and a related Letter of Transmittal and Notice of Guaranteed Delivery, which set forth the terms and conditions of the tender offer. The expiration date of the tender offer is 5:00 p.m., New York City time, on June 20, 2017, unless extended or earlier terminated.

Holders of notes must validly tender and not validly withdraw their notes before the expiration date, or comply with the guaranteed delivery procedures described in the Offer to Purchase, to be eligible to receive the consideration (as described below). Tendered notes may only be withdrawn prior to 5:00 p.m., New York City time, on June 20, 2017.

The table below sets forth certain information regarding the notes and the tender offer.

Title of Security	CUSIP No.	Principal Amount Outstanding	Reference U.S. Treasury Security	Bloomberg Reference Page	Fixed Spread	Hypothetical Consideration(1)(2)
5.875% Notes due November 15, 2036	110122AP3	$ 403,364,000	3.000% due February 15, 2047	PX1	80 bps	$1,304.66
6.125% Notes due May 1, 2038	110122AQ1	$ 277,594,000	3.000% due February 15, 2047	PX1	90 bps	$1,338.65
6.875% Debentures due August 1, 2097	110122AC2	$ 260,042,000	3.000% due February 15, 2047	PX1	187.5 bps	$1,439.50

(1) Per $1,000 tendered and not validly withdrawn.
(2) Based on the applicable Reference U.S. Treasury Security at 2:00 p.m., New York City time, on June 13, 2017.

Tenders of 5.875% Notes and 6.125% Notes will be accepted only in principal amounts equal to $2,000 or integral multiples of $1,000 thereof. Tenders of 6.875% Debentures will be accepted only in principal amounts equal to $1,000 or integral multiples thereof. The tender offer is not conditioned upon any minimum amount of notes being tendered.

The consideration for each $1,000 principal amount of notes tendered and accepted for payment by Bristol-Myers Squibb pursuant to the tender offer will be determined in the manner described in the Offer to Purchase by reference to a fixed spread specified in the table above for each series of the notes over the yield based on the bid-side price of the U.S. Treasury Security specified in the table above, as calculated by the dealer manager (identified below) for the tender offer at  2:00 p.m., New York City time, on June 20, 2017. Accrued and unpaid interest up to, but excluding, the settlement date will be paid in cash on all validly tendered notes accepted and purchased by Bristol-Myers Squibb in the tender offer.  The settlement date is currently expected to occur on June 23, 2017.

Bristol-Myers Squibb has retained Deutsche Bank Securities Inc. to serve as dealer manager for the tender offer and has retained D.F. King & Co., Inc. to serve as tender agent and information agent for the tender offer.

Requests for documents relating to the tender offer may be directed to D.F. King & Co., Inc. by telephone at (800) 334-0384, by email at bmy@dfking.com or in writing at 48 Wall Street, 22nd Floor, New York, New York 10005. Questions regarding the tender offer may be directed to Deutsche Bank Securities Inc. at (866) 627-0391 (toll free) or (212) 250-2955 (collect). Copies of the Offer to Purchase, Letter of Transmittal and Notice of Guaranteed Delivery are also available at the following web address: www.dfking.com/bmy.

This press release is not a tender offer to purchase or a solicitation of acceptance of a tender offer, which may be made only pursuant to the terms of the Offer to Purchase. In any jurisdiction where the laws require the tender offer to be made by a licensed broker or dealer, the tender offer will be deemed made on behalf of Bristol-Myers Squibb by Deutsche Bank Securities Inc., or one or more registered brokers or dealers under the laws of such jurisdiction.

About Bristol-Myers Squibb

Bristol-Myers Squibb is a global biopharmaceutical company whose mission is to discover, develop and deliver innovative medicines that help patients prevail over serious diseases.

Forward Looking Statements

This press release contains certain “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). You can identify these forward-looking statements by the fact they use words such as “should,” “expect,” “anticipate,” “estimate,” “target,” “may,” “project,” “guidance,” “intend,” “plan,” “believe” and others words and terms of similar meaning and expression in connection with any discussion of future operating or financial performance. You can also identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes to differ materially from current expectations. These statements are likely to relate to, among other things, the Company’s goals, plans and projections regarding its financial position, results of operations, cash flows, market position, product development, product approvals, sales efforts, expenses, performance or results of current and anticipated products and the outcome of contingencies such as legal proceedings, and financial results, which are based on current expectations that involve inherent risks and uncertainties, including internal or external factors that could delay, divert or change any of them in the next several years. Such events and factors include, but are not limited to, those listed under “Risk Factors” in the Company’s annual report on Form 10-K for the year ended December 31, 2016, that the Company believes could cause actual results to differ materially from any forward-looking statement. Bristol-Myers Squibb undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts

Media:
Ken Dominski, 609-252-5251, ken.dominski@bms.com
Laura Hortas, 609-252-4587, laura.hortas@bms.com

Investors:
Tim Power, 609-252-7509, timothy.power@bms.com
Bill Szablewski, 609-252-5894, william.szablewski@bms.com